SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              ___________________

                                 SCHEDULE 13G

                INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND13d-2
		    UNDER THE SECURITIES EXCHANGE ACT OF 1934


				     AVATAR HOLDINGS INC.
				   (Name of Issuer)


			  Common Stock, $1 Par Value
			   Title of Class of Securities)


				    053494100
				  (CUSIP Number)

                                  April 5, 2002
                 (Date of event which requires filing this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b)  X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

WC
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
270,180
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10	7
SHARED DISPOSITIVE POWER
270,180
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

270,180
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.1%
	14
TYPE OF REPORTING PERSON*


CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth LLC  22-3682580
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b)  X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

WC
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
29,208
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
29,208
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

29,208
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

..3%
	14
TYPE OF REPORTING PERSON*


OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth (BVI) Ltd.
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b) X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

WC
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
	7	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
133,112
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
133,112
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

133,112
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.5%
	14
TYPE OF REPORTING PERSON*


CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.  22-3430173
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b)  X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

Not Applicable
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
432,500
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
432,500
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

432,500
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
	14
TYPE OF REPORTING PERSON*


CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

 SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b) X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

Not Applicable
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
432,500
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
432,500
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

432,500
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
	14
TYPE OF REPORTING PERSON*


IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Kurt Feuerman
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b) X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

PF
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF
SHARES
	7
SOLE VOTING POWER
16,400
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
0
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

16,400
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
0
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

16,400
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

..2%
	14
TYPE OF REPORTING PERSON*


IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Ken Rader
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  n/a
	(b)  X
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

PF
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF
SHARES
	7
SOLE VOTING POWER
2,200
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
0
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

2,200
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
0
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,200
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

..02%
	14
TYPE OF REPORTING PERSON*


IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1(a).	Name of Issuer:
		Avatar Holdings Inc.

Item 1 (b).	Address of Issuer's Principal Executive Offices:
		201 Alhambra Circle
		Coral Gables, FL  33134

Item 2 (a).	Name of Person Filing:
(i)   Caxton International Limited ("Caxton International")
(ii)  Caxton Equity Growth LLC ("Caxton Equity Growth")
(iii) Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)")
(iv) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to Caxton International and Caxton Equity Growth (BVI), and the managing member of Caxton Equity Growth (together with Caxton International, Caxton Equity Growth and Caxton Equity Growth (BVI) the "Caxton Accounts") and as such, has voting and dispositive power with respect to the investments of the Caxton Accounts.
(v) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned by the Caxton Accounts.
(vi) Mr. Kurt Feuerman. Mr. Kurt Feuerman is a Managing Director and Senior Trader of Caxton Associates.
(vii) Mr. Ken Rader. Mr. Kurt Feuerman is a Vice President and equity Trader of Caxton Associates.

Item 2 (b).    Address of Principal Business Office or, if None,
               Residence:
(i) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(ii) The address of Caxton Equity Growth is c/o Caxton Associates, Princeton Plaza, Building 2, 731 Alexander Road, Princeton,
      NJ 08540.
(iii) The address of Caxton Equity Growth (BVI) is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(iv) The address of Caxton Associates is Princeton Plaza, Building 2, 731 Alexander Road, Princeton, NJ 08540.
(v)   The business address of Mr. Kovner is 667 Madison Avenue,
      New York, NY  10021.
(vi)  The business address of Mr. Feuerman is 667 Madison Avenue,
      New York, NY  10021.
(vii) The business address of Mr. Rader is 667 Madison Avenue,
      New York, NY  10021.

Item 2 (c).	Citizenship:
(i)   Caxton International is a British Virgin Islands Corporation.
(ii)  Caxton Equity Growth is a Delaware limited liability company.
(iii) Caxton Equity Growth (BVI) is a British Virgin Islands
      Corporation.
(iv)  Caxton Associates is a Delaware limited liability company.
(v)   Mr. Kovner is a United States citizen.
(vi)  Mr. Feuerman is a United States citizen.
(vii) Mr. Rader is a United States citizen.


Item 2 (d).	Title of Class of Securities:
		 Common Stock

Item 2 (e).	CUSIP No: 053494100


Item 3.		If this statement is filed pursuant to Sec.
                240.13d-1(b) or 240.13d-2(b) or (c),
                check whether the person filing is a:
		Not applicable.

Item 4.		Ownership
	(a) Amount beneficially owned:

   (i) The amount of shares of Common Stock beneficially owned by Caxton International is 270,180.
   (ii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) is 133,112.
   (iii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth is 29,208.
   (iv) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 432,500.
   (v) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates may also be deemed to beneficially own such shares.
   (vi) The amount of shares of Common Stock beneficially owned by Mr. Feuerman is 16,400.
   (vii) The amount of shares of Common Stock beneficially owned by Mr. Rader is 2,200.

(b)  Percent of Class:

   (i) Caxton International beneficially owns 3.1% of the Class of Common Stock.
   (ii) Caxton Equity Growth (BVI) beneficially 1.5% owns of the Class of Common Stock.
   (iii) Caxton Equity Growth beneficially owns .3% of the
	 Class of Common Stock.
   (iv) Caxton Associates is deemed to beneficially own 4.9% of the class of Common Stock.
   (v) Mr. Kovner is deemed to beneficially own 4.9% of the Class of Common Stock.
   (vi) Mr. Feuerman beneficially owns .2% of the Class of Common Stock.
   (vii) Mr. Rader beneficially owns .02% of the Class of Common Stock.


(c)  Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  270,180
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  270,180

     Number of shares as to which Caxton Equity Growth (BVI) has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  133,112
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  133,112

     Number of shares as to which Caxton Equity Growth has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  29,208
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  29,208

     Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  432,500
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  432,500

	Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  432,500
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  432,500

	Number of shares as to which Mr. Feuerman has:
	(i)    Sole power to vote or to direct the vote: 16,400
	(ii)   Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 16,400
	(iv) Shared power to dispose or to direct the disposition of: 0

        Number of shares as to which Mr. Rader has:
	(i)    Sole power to vote or to direct the vote: 2,200
	(ii)   Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 2,200
	(iv) Shared power to dispose or to direct the disposition of: 0


Item 5.	        Ownership of Five Percent of Less of a Class.
	        Not Applicable.

Item 6.		Ownership of More than Five Percent on Behalf of
                Another Person.
	        Not Applicable.

Item 7.	        Identification and Classification of the Subsidiary
                Which Acquired the Security Reported on the Parent Holding Company.
	        Not Applicable.


Item 8.	Identification and Classification of Members of the Group.

	See Item 2(a) contained herein.



Item 9.	Notice of Dissolution of Group.
	Not Applicable.

Item 10.	Certification.
	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


April 11, 2002



CAXTON INTERNATIONAL LIMITED


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON EQUITY GROWTH (BVI) Ltd.


By:/s/Joseph Kelly
       Name:  Joseph Kelly
       Title: Vice President


By:/s/Maxwell Quin
       Name:  Maxwell Quin
       Title: Secretary

CAXTON EQUITY GROWTH LLC

By:/s/Scott B. Bernstein
       Name:  Scott B. Bernstein
       Title: Secretary, Caxton Associates, L.L.C., Manager


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title: Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact


/s/Kurt Feuerman
Kurt Feuerman

/s/Ken Rader
Ken Rader


Certification


The undersigned hereby certifies that the shares of Avatar Holdings Inc. purchased on behalf of Caxton International Limited, Caxton Equity Growth (BVI), Caxton Equity Growth LLC and the shares owned by Mr. Feuerman and Mr Rader personally were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


					  /s/Kurt Feuerman
                                          Kurt Feuerman

               				 /s/Ken Rader
					 Ken Rader



Date: April 11, 2002



			JOINT ACQUISITION STATEMENT

			PURSUANT TO RULE 13d-1(k)(l)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  April 11, 2002		CAXTON INTERNATIONAL LIMITED

               			By:/s/Joseph Kelly
				Name:  Joseph Kelly
				Title: Vice President & Treasurer

				By:/s/Maxwell Quin
				Name:  Maxwell Quin
				Title: Vice President & Secretary

				CAXTON EQUITY GROWTH (BVI) Ltd.


				By:/s/Joseph Kelly
       				Name:  Joseph Kelly
       				Title: Vice President

				By:/s/Maxwell Quin
       				Name:  Maxwell Quin
       				Title: Secretary

				CAXTON EQUITY GROWTH LLC

				By:/s/Scott B. Bernstein
       				Name:  Scott B. Bernstein
       				Title: Secretary, Caxton
                                Associates, L.L.C., Manager


				CAXTON ASSOCIATES, L.L.C.

				By:/s/Scott B Bernstein
				Name:  Scott B. Bernstein
				Title: Secretary


			        /s/Bruce S. Kovner
   				Bruce S. Kovner, by Scott B.
                                Bernstein as Attorney-in-Fact


				/s/Kurt Feuerman
				Kurt Feuerman

				/s/Ken Rader
				Ken Rader